EXHIBIT 10.28

EXECUTION VERSION
_____________________________________________________________________________

SALE OF CRESCENT GATEWAY APARTMENTS
912 INNOVATION WAY,
ALTAMONTE SPRINGS, FLORIDA

* * *

PURCHASE AND SALE AGREEMENT

BETWEEN

GGT CRESCENT GATEWAY FL VENTURE, LLC,
AS SELLER

AND

NIC GATEWAY ORLANDO, LLC
AS PURCHASER

* * *

EFFECTIVE DATE: OCTOBER 26, 2016

______________________________________________________________________________

ARTICLE 1	PURCHASE AND SALE OF PROPERTY

1.1	Land

1.2	Improvements

1.3	Personal Property

1.4	Leases

1.5	Licenses

1.6	Security Deposits

1.7	Guaranties

1.8	Contracts

1.9	Permits

1.10	Intangibles

ARTICLE 2	PURCHASE PRICE AND DEPOSIT

2.1	Payment

2.2	Deposit

ARTICLE 3	TITLE AND SURVEY

3.1	State of Title to be Conveyed

3.2	Title Commitment and Survey

ARTICLE 4	PROPERTY INFORMATION

4.1	Property Information

ARTICLE 5	PURCHASER’S DUE DILIGENCE

5.1	Purchaser’s Due Diligence

5.2	As Is, Where Is

ARTICLE 6	REPRESENTATIONS AND WARRANTIES

6.1	Seller’s Representations and Warranties

6.2	Purchaser’s Representations and Warranties

6.3	Knowledge

6.4	Survival

ARTICLE 7	COVENANTS OF PURCHASER AND SELLER

7.1	Operation of Property

7.2	Governmental Notices

7.3	Litigation

7.4	Tradenames and Service Marks

7.5	Surety and Maintenance Bonds

ARTICLE 8	CONDITIONS PRECEDENT TO CLOSING

8.1	Conditions Precedent to Purchaser’s Obligation to Close

8.2	Conditions Precedent to Seller’s Obligation to Close

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8.3	Failure of a Condition

8.4	Representations and Warranties

ARTICLE 9	CLOSING

9.1	Closing Date

9.2	Seller’s Obligations at the Closing

9.3	Purchaser’s Obligations at the Closing

9.4	Escrow

9.5	Costs and Adjustments at Closing

ARTICLE 10	DAMAGE AND CONDEMNATION

10.1	Damage

10.2	Condemnation and Eminent Domain

ARTICLE 11	REMEDIES AND ADDITIONAL COVENANTS

11.1	Seller Default At or Before Closing

11.2	Seller Default From and After Closing

11.3	Purchaser Default

11.4	Delivery of Materials

ARTICLE 12	BROKERAGE COMMISSION

12.1	Brokers

12.2	Indemnity

ARTICLE 13	NOTICES

13.1	Written Notice

13.2	Method of Transmittal

13.3	Addresses

ARTICLE 14	ASSIGNMENT

ARTICLE 15	MISCELLANEOUS

15.1	Entire Agreement

15.2	Modifications

15.3	Gender and Number

15.4	Captions

15.5	Successors and Assigns

15.6	Controlling Law

15.7	Exhibits

15.8	No Rule of Construction

15.9	Severability

15.10	Time of Essence

15.11	Business Days

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15.12	No Memorandum

15.13	Press Releases

15.14	Attorneys’ Fees and Costs

15.15	Counterparts and Expiration of Offer

15.16	Waiver of Jury Trial

15.17	Confidentiality

15.18	Jurisdiction and Service of Process

15.19	Exculpation

15.20	Disclosures

15.21	1031 Exchange

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A –    Legal Description
Exhibit B –     Escrow Agreement
Exhibit C –     Form of Special Warranty Deed
Exhibit D –     Form of Bill of Sale
Exhibit E –     Form of Assignment and Assumption Agreement
Exhibit F –     Form of Tenant Notification Letter

Schedules

Schedule 1.4 –    Rent Roll
Schedule 1.5 –    Licenses
Schedule 1.8 –    Contracts
Schedule 1.9 –    Permits
Schedule 6.1.3 –     Litigation
Schedule 6.1.8 –    Violations of Law
Schedule 7.5 –    Surety and/or Maintenance Bonds

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the cover page hereof (the “Effective Date”), by and between GGT CRESCENT GATEWAY FL VENTURE, LLC, a Delaware limited liability company (“Seller”), and NIC GATEWAY ORLANDO, LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE 1	PURCHASE AND SALE OF PROPERTY

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):
1.1    Land. Seller’s fee simple interest in and to all of that certain tract of land situated at 912 Innovation Way, Altamonte Springs, Seminole County, Florida, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon; (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (iii) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).
1.2    Improvements. A 249-unit multi-family apartment project, and all other improvements and structures constructed on the Land in connection therewith (the “Improvements”).
1.3    Personal Property. All of Seller’s right, title and interest in and to the following (collectively, the “Personal Property”; provided, the “Personal Property” shall specifically exclude any property owned by tenants under Leases):
1.3.1    mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon the Improvements;
1.3.2    maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or on, the Improvements;
1.3.3    site plans, surveys, plans and specifications and floor plans in Seller’s possession, if any, that relate to the Land or Improvements;
1.3.4    subject to Section 7.4.2, pylons and other sign structures situated on or at the Land or Improvements; and
1.3.5    other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements as of the Effective Date and as of the Closing (as hereinafter defined).
1.4    Leases. Seller’s right, title and interest in all leases with tenants or other persons or entities leasing all or any portion of the Improvements (the “Leases”), a current list of which is shown on the rent roll attached as Schedule 1.4.

1.5    Licenses. Seller’s right, title and interest in all licenses, license agreements and other similar agreements with licensees or other persons or entities using any portion of the Improvements (collectively, the “Licenses”), a current list of which is attached hereto as Schedule 1.5.
1.6    Security Deposits. Seller’s right, title and interest in all security deposits held by Seller in connection with the Leases and not applied pursuant to the terms thereof and in accordance with the terms of this Agreement.
1.7    Guaranties. Seller’s right, title and interest in any and all guaranties of the Leases, if any.
1.8    Contracts. Subject to Section 7.1.2 hereof, Seller’s right, title and interest in all contract rights related to the Land, Improvements, Personal Property or Leases that will remain in existence after Closing, to the extent assignable, including, without limitation, Seller’s interest in the following: parking, management, maintenance, commission, architectural, supply or service contracts, plans and specifications, surveys, warranties and guarantees related to the Land, Improvements, Personal Property, or Leases, but expressly excluding (i) the existing property management agreement that will be terminated as of the time of Closing, and (ii) the surety and maintenance bonds and letters of credit referred to in Section 7.5 (collectively, the “Contracts”), a current list of which is attached hereto as Schedule 1.8.
1.9    Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, if any, entitlements and governmental approvals that relate to the Land, Improvements, Personal Property, Leases, or Contracts, to the extent assignable (collectively, the “Permits”), a current list of which is attached hereto as Schedule 1.9.
1.10    Intangibles. Seller’s right, title and interest, if any, in and to the following items, to the extent assignable and without warranty: consents, licenses, approvals, certificates, development rights, warranties (including all assignable termite warranties and bonds), resident and tenant files for current residents and tenants, if any and to the extent owned by Seller and assignable, but expressly excluding (i) any name or trademark containing the phrase “Crescent”, or any variation or derivative thereof, relating to the Land, the Improvements and/or Personal Property; and (ii) any web sites, web content, web design, links, Internet domain names, manuals and instruction materials, marketing materials relating to the Land, the Improvements and/or Personal Property which include the word “Crescent”, or any variation or derivative thereof (collectively, the “Intangibles”).

ARTICLE 2	PURCHASE PRICE AND DEPOSIT

2.1    Payment. The purchase price for the Property (the “Purchase Price”) is Forty-Nine Million One Hundred Thousand and 00/100 Dollars ($49,100,000.00). The cash due at Closing on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The Purchase Price shall be paid by wire transfer of immediately available funds at the Closing. No portion of the Purchase Price is allocated to the Personal Property or any other portion of the Property other than the Land and the Improvements. Notwithstanding the forgoing, the allocation of the Purchase Price for purposes of calculating local, state or federal taxes or otherwise, shall not be restricted by this Agreement and shall not require the consent of the other party.
2.2    Deposit.
2.2.1    Within two (2) Business Days following the Effective Date, Purchaser shall deposit with Fidelity National Title Insurance Company, 2400 Maitland Center Pkwy, Suite 200, Maitland, Florida 32751, Attention: Sam Sobering (the “Escrow Agent” or “Title Company”), by bank wire transfer the sum of One Million and 00/100 Dollars ($1,000,000.00), as an earnest money deposit to assure Purchaser’s performance hereunder (together with all interest thereon if any, the “Deposit”). Prior to making the Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”).
2.2.2    Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally-insured (to the extent of the FDIC limits) commercial bank acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing (as hereinafter defined), Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price.
ARTICLE 3     TITLE AND SURVEY

3.1    State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser at Closing in fee simple by Special Warranty Deed, free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for the following (collectively, the “Permitted Exceptions”): (i) real property taxes and assessments attributable to the Property for the year in which Closing occurs and thereafter, not yet due and payable; (ii) zoning and other regulatory laws and ordinances affecting the Property; (iii) any easement, right of way, limitation, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the Survey or the Title Commitment to which Purchaser fails to timely object pursuant to Section 3.2.3 or 3.2.4 of this Agreement; (iv) any Purchaser’s Objection (as hereinafter defined) that remains uncured, for whatever reason, at the earlier to occur of (A) Closing hereunder or (B) five (5) Business Days after Seller notifies Purchaser that Seller is unwilling or unable to cure or modify Purchaser’s Objections to the reasonable satisfaction of Purchaser, and (v) the rights and interests of parties claiming under the Leases.
3.2    Title Commitment and Survey.
3.2.1    Prior to the date of this Agreement, Seller has provided to Purchaser a title commitment (the “Title Commitment”) for an ALTA owner’s policy of title insurance (on the current ALTA 2006 Form) in the amount of the Purchase Price with respect to the Property issued by the Title Company.
3.2.2    Prior to the date of this Agreement, Seller has provided to Purchaser a copy of its existing survey of the Property (the “Survey”). Purchaser may obtain, at Purchaser’s sole cost and expense, an update of the Survey of the Property (certified to include Seller) prepared by a licensed surveyor. Purchaser shall deliver a copy of the updated Survey to Seller and the Title Company within five (5) Business Days after Purchaser’s receipt of the updated Survey.
3.2.3    If (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter that is unacceptable to Purchaser, in Purchaser's sole discretion, or (ii) any exceptions appear in the Title Commitment that are unacceptable to Purchaser, in Purchaser's sole discretion, Purchaser shall, no later than October 28, 2016, notify Seller in writing of such matters (“Purchaser’s Objections”). Except for Purchaser’s Objections that are timely raised pursuant to the preceding sentence or pursuant to Section 3.2.4, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown thereon, and all exceptions to the Title Commitment and other items shown thereon. Within five (5) days after Seller’s receipt of Purchaser’s Objections, Seller shall notify Purchaser in writing of the Purchaser’s Objections, if any, which Seller elects to attempt to cure at or prior to Closing. Seller’s failure to provide such a notice will be deemed an election by Seller not to cure any Purchaser’s Objections. If Seller is unable or unwilling to eliminate or modify all of Purchaser’s Objections to the satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice to Seller no later than five (5) days after Seller’s written notice (or deemed notice) to Purchaser of Seller’s intent to not cure one or more of such Purchaser’s

Objections; in which event, the Deposit will be returned to Purchaser, and neither party shall have any rights or obligations under this Agreement (other than any obligations of either party that expressly survive termination).
3.2.4    If any revision or update to the Survey or any supplemental title commitment or update issued subsequent to the date of the original Title Commitment discloses any matters not set forth on the original Survey or the original Title Commitment, then, no later than five (5) Business Days after Purchaser’s receipt of the supplemented or updated Title Commitment or Survey, as applicable, Purchaser shall have the right to object to any such matter, in which event the same procedures for response, termination and waiver set forth above shall apply to such new Purchaser’s Objections. Notwithstanding the foregoing, in the event that any such matter not set forth on the original Survey or the original Title Commitment is the result of an intentional act of Seller after the Effective Date that is not otherwise permitted under this Agreement, then Purchaser shall be permitted to pursue the remedies provided in Section 11.1 hereof.
3.2.5    Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any effort or expense whatsoever to eliminate, modify or cure any objection Purchaser may have pursuant to Section 3.2.3 or Section 3.2.4.
ARTICLE 4      PROPERTY INFORMATION

4.1    Property Information. Prior to the Effective Date, Seller has made available to Purchaser, either at the property management office at the Property or via a due diligence website, certain materials which pertain to the Property.  All materials pertaining to the Property that have been made available to Purchaser on the due diligence website or at the property management office on or before the Effective Date are hereinafter collectively referred to as the “Property Information”.  Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 15.17 of this Agreement, and subject to the restrictions set forth in Section 15.17.  Seller makes no representation or warranty as to the truth or accuracy of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement. To the extent not provided to Purchaser pursuant to the first sentence of this Section 4.1, either at the property management office at the Property or via a due diligence website on or before the Effective Date, Purchaser may submit supplemental written requests for Property Information to Seller on or before October 28, 2016. Seller shall deliver such supplemental Property Information requested by Purchaser in writing (either at the property management office at the Property or via a due diligence website) on or before November 1, 2016. Seller’s obligation to deliver such supplemental Property Information shall be specifically limited and subject to only that Property Information: (i) not initially provided to Purchaser pursuant to the first sentence of this Section 4.1; (ii) in existence or prepared by Seller (or on Seller’s behalf) as of the date of Purchaser’s written request; and (iii) in the possession or control of Seller. Seller has no obligation to provide any information other than the Property Information, but if Seller does provide additional information regarding the Property requested by or for Purchaser, that information shall constitute Property Information. Purchaser further agrees that it shall bear the any risks due to its inability to obtain additional information regarding the Property.

ARTICLE 5      PURCHASER’S DUE DILIGENCE

5.1    Purchaser’s Due Diligence
5.1.1    Subject to the provisions of this Section, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively “Purchaser's Representatives”) shall have the right, through the Closing Date, from time to time, upon the advance notice required pursuant to this Section 5.1, to enter upon and pass through the Property during normal business hours to examine and inspect the same. Notwithstanding any such inspection, or anything to the contrary contained herein, Purchaser's obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to the Property. Without limiting the generality of the foregoing, (i) Purchaser agrees that it shall not have the right to terminate this Agreement or obtain a reduction of the Purchase Price as a result of any such fact, circumstance or other matter so discovered (including, without limitation, relating to the physical condition of the Property, the operations of the Property or otherwise), except as provided in Section 5.1.4 below and (ii) Purchaser shall have no right to terminate this Agreement or obtain a return of the Deposit except as expressly provided in this Agreement.
5.1.2    In conducting any inspection of the Property or otherwise accessing the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser's Representatives shall (i) contact or have any discussions with any of Seller's employees, agents or representatives, or with any tenants (including, without limitation, having any contacts whatsoever with tenants, including but not limited to telephone conversations or electronic mail messages) at, or contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Seller (which may be given via electronic mail), it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Jay Curran via electronic mail (at JCurran@crescentcommunities.com), (ii) interfere with the business of Seller conducted at the Property or disturb the use or occupancy of any tenant or occupant of the Property or (iii) damage the Property. In conducting any inspection of the Property or otherwise accessing the Property, Purchaser and Purchaser's Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming by, under or through such tenants). Seller may from time to time establish in writing reasonable rules of conduct for Purchaser and Purchaser's Representatives in furtherance of the foregoing, and Purchaser shall comply with all of Seller’s requirements regarding entry upon the Property. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, and other access with Seller and shall give Seller at least two (2) Business Days’ prior notice thereof, or such shorter prior notice as Seller may agree to. Seller shall be entitled to have a representative present at all times during each such inspection or other access. Purchaser agrees to pay to Seller on demand the actual and verified cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser's Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser's Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. Purchaser shall keep all information obtained during its inspections and access to the Property confidential, subject to Section 15.17. If the Closing shall not occur for any reason whatsoever, Purchaser shall: (A) promptly deliver to Seller, at no cost to Seller, without representation or warranty of any kind, the originals of all tests, reports and inspections of the Property, made and conducted by Purchaser or Purchaser's Representatives or for Purchaser's benefit, that are in the possession or control of Purchaser or Purchaser's Representatives; (B) promptly return to Seller copies of all Property Information delivered by Seller to Purchaser; and (C) promptly destroy all copies and abstracts of the materials referenced in (A) and (B) above. Purchaser and Purchaser's Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive, intrusive or destructive testing in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller, which Seller may give or withhold in its sole discretion (and, if such consent is given, Purchaser shall be obligated to pay to Seller promptly on demand the actual and verified cost of repairing and restoring any damage as aforesaid). This Section 5.1.2 shall survive the Closing or any termination of this Agreement.
5.1.3    Prior to conducting any physical inspection or testing at the Property, Purchaser and Purchaser’s Representatives shall obtain, and during the period of such inspection or testing shall maintain, at their expense: (i) commercial general liability (“CGL”) insurance, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another “occurrence” form providing equivalent coverage, including contractual liability and personal injury liability coverage, with limits of not less than One Million Dollars ($1,000,000) for any one occurrence and Two Million Dollars ($2,000,000) in the aggregate; (ii) comprehensive automobile liability insurance (covering any automobiles owned or operated by Purchaser or Purchaser’s Representatives) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (iii) worker's compensation insurance or participation in a monopolistic state workers’ compensation fund, and (iv) employer's liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker's compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Property is located (as the same may be amended from time to time). Such employer's liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee. Seller, and its property manager, shall be covered as additional insureds on the CGL and automobile liability insurance policies with respect to liability arising out of the named insured’s acts or omissions relating to the Property. The insurer and the terms and conditions of all the foregoing policies shall be acceptable to Seller. Prior to making any entry upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages, which certificate of insurance shall be in form and substance satisfactory to Seller.
5.1.4    Purchaser shall have until 5:00 p.m. (Eastern time) on November 4, 2016 (the “Study Period”) within which to determine, in its sole discretion, solely whether the environmental condition of the Property is satisfactory to Purchaser. If Purchaser, in its sole discretion, determines that environmental condition of the Property is not satisfactory to Purchaser and that Purchaser does not desire to proceed with the transactions contemplated under this Agreement, then Purchaser shall deliver to Seller, prior to the expiration of the Study Period, written notice that Purchaser does not desire to proceed with the transactions contemplated under this Agreement and in such case, this Agreement shall terminate upon Seller’s receipt of such notice, except for those matters which are indicated herein as surviving termination, and the Deposit shall be immediately returned to Purchaser. If Purchaser fails to timely notify Seller prior to the expiration of the Study Period (with time being of the essence) that Purchaser does not desire to proceed with the transactions contemplated under this Agreement as aforesaid, then Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section 5.1.4.
5.1.5    Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Indemnified Parties directly caused by Purchaser or Purchaser’s Representatives with respect to any due-diligence activities at the Property pursuant to this Agreement, except any arising from the discovery of preexisting conditions (so long as Purchaser does not exacerbate any such condition). This Section 5.1.5 shall survive the Closing or any termination of this Agreement.
5.2    As Is, Where Is.
5.2.1    Except as provided in the express representations and warranties of Seller set forth in Sections 6.1 and 12 of this Agreement and in Seller’s Special Warranty Deed and the Bill of Sale (all as hereinafter defined) (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with the Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed.
5.2.2    Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of title, zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).
5.2.3    Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Express Representations and Seller’s obligations set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, the Property, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of the Improvements constituting a portion of the Property, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the Closing Date, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Improvements and the Personal Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 5.2 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section 5.2.
5.2.4    Without in any way limiting any provision of this Section 5.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to (i) the Disclaimed Matters, (ii) the condition of the Property as of the Closing Date, (iii) the past, present or future condition or compliance of the Property with regard to any environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, including, without limitation, CERCLA (as hereinafter defined), or (iv) any other state of facts that exists with respect to the Property. The waiver, release and discharge set forth in this Section 5.2.4 shall survive the Closing or any termination of this Agreement.
ARTICLE 6      REPRESENTATIONS AND WARRANTIES

6.1    Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date as follows:
6.1.1    Organization. Seller is a Delaware limited liability company, duly formed and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Florida.
6.1.2    Authority/Consent. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement.
6.1.3    Proceedings. To Seller’s knowledge, except as may be disclosed on Schedule 6.1.3 attached hereto, Seller has not received any written notice of any pending, or threatened, judicial, municipal or administrative proceedings concerning or involving the Property, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, special assessments or alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition, use of, or operations on, the Property.
6.1.4    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller.
6.1.5    Contracts. Except for the Contracts referenced on Schedule 1.8, there are no current contracts of construction, employment, parking, maintenance, commission, management, service, or supply in effect and entered into by Seller which will affect the Property after Closing. Seller has provided Purchaser with true, correct and complete copies, in all material respects, of all Contracts, including all amendments and modifications thereof, prior to the execution of this Agreement by Purchaser and Seller. Seller has not received any written notice of uncured default and Seller has no knowledge of any existing uncured defaults under the Contracts.
6.1.6    Employees. Seller has no employees.
6.1.7    Leases. Except for (i) the Leases referenced on the rent roll attached as Schedule 1.4, (ii) the Licenses referenced on Schedule 1.5, and (iii) the leases, amendments or other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 of this Agreement, there are no leases, rental agreements, licenses, license agreements or other occupancy agreements with anyone in effect which will affect the Property after Closing. To Seller’s knowledge, each Lease is in full force and effect. Seller will provide Purchaser with true, correct and complete copies of all Leases, including all amendments and modifications thereto, as part of the Property Information.
6.1.8    Violations of Law. Except as set forth on Schedule 6.1.8, and to Seller’s knowledge, Seller has not received written notice from any governmental authority of any violation of any federal or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which are unresolved.
6.1.9    Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended (the “Code”).
6.1.10    No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound.
6.1.11    Prohibited Transaction. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.
6.1.12     Insurability. To Seller’s knowledge, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

6.1.13    Certificates of Occupancy. To Seller’s knowledge, Seller has not received any written notice of any, and to Seller’s knowledge there are no, threatened or actual cancellation or suspension of any certificate of occupancy or other certificate, license or permit for any portion of the Improvements.

6.1.14    Hazardous Materials. To Seller's knowledge, except as may be contained in the Property Information, no Hazardous Materials (as hereinafter defined) exist on or under the Property in violation of law. “Hazardous Materials” means: (a) substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” under federal, state or local law; (b) asbestos and any form of urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid or other fluids containing levels of polychlorinated biphenyls; (c) petroleum and/or petroleum products or by-products; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of the properties adjacent to the Property.
6.1.15    Underground Storage Tanks. To Seller's knowledge, except as may be contained in the Property Information, there currently are no underground storage tanks on the Property.
6.2    Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date, as follows:
6.2.1    Organization. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and, prior to Closing shall be qualified to do business in the State of Florida.
6.2.2    Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated in this Agreement.
6.2.3    Prohibited Transaction. Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.
6.2.4    ERISA. Purchaser is not an employee pension benefit plan subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as in effect from time to time (“ERISA”) or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Purchaser to acquire the Interest are not subject to any state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The transactions contemplated by this Agreement are not specifically excluded by Part I(b) of PTE 84-14.
6.3    Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Brian J. Natwick (the “Seller Knowledge Individual”), the person in the primary position of responsibility with respect to the Property, without investigation or review of files relating to the Property. In no event shall the Seller Knowledge Individual have any personal liability hereunder.
6.4    Survival. All of the representations and warranties set forth in this Article 6 shall survive the Closing for a period of one hundred eighty (180) days, subject to the provisions of Section 11.1 of this Agreement (the “Survival Period”). Purchaser shall provide Seller with written notice (a “Notice of Breach”) of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof within ten (10) Business Days after Purchaser’s discovery of such alleged breach or failure. Purchaser shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all (as provided below), on or before the date that is sixty (60) days after the expiration of the Survival Period (“Suit Deadline”). Seller acknowledges and agrees that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period, and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which Seller receives a Notice of Breach before the expiration of the Survival Period, provided Purchaser files an action, suit, or proceeding, and serves Seller, with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing to the contrary, Seller shall have no liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if, and to the extent that, such inaccuracy is disclosed to Purchaser in writing or otherwise included in the Property Information at the time of the Closing and Purchaser elects, nevertheless, to consummate the transaction contemplated hereby.
ARTICLE 7      COVENANTS OF PURCHASER AND SELLER

7.1    Operation of Property. From the Effective Date until the earlier of (i) the termination of this Agreement, and (ii) Closing, Seller shall operate the Property in accordance with the terms of this Section 7.1.
7.1.1    (a)    From the Effective Date until the Closing, Seller shall continue to market the Property to prospective tenants and enter into Leases in the ordinary course of Seller’s business as conducted in the calendar year to date (the “Existing Practices”). Notwithstanding the foregoing, Seller shall not enter into any new Lease or modification of any existing Lease that: (a) is not substantially in the form of its standard apartment lease form, or (b) is for a term that is greater than one (1) year, except in accordance with Existing Practices, or (c) is for a rent rate lower than is consistent with the Existing Practices for the Property, or (d)

grants rent concessions to the tenant which are materially inconsistent with the Existing Practices for the Property. Upon the termination of the Study Period, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, cancel or terminate any Lease or commence collection, unlawful detainer, eviction or other remedial action against any tenant the occurrence of a default by the tenant under its Lease.
(a)    Seller shall continue to operate the Improvements and the Property in the ordinary course of business between the Effective Date and the Closing Date, such operation to include the continuation of maintenance and repair programs including, but not limited to, any repairs requested by tenants prior to the Closing Date which are the responsibility of the landlord under the Leases. Seller shall not take any of the following actions after the Effective Date of this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)	make or permit to be made any material alterations to or upon the Property except as required under Article X hereof;

(ii)
enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon thirty (30) days’ prior written notice following the Closing, or amend or modify the Contracts in any manner, unless such Contract as amended may be terminated without premium or penalty upon thirty (30) days’ prior written notice, or knowingly fail to timely perform its material obligations under the Contracts (provided that in the case of emergency or other exigent circumstances, Seller shall have the right to enter into contracts to perform repairs or replacements without Purchaser’s consent);

(iii)	encumber, sell or transfer the Property or any interest therein or alter or amend the zoning classification of the Land or Improvements; or

(iv)
settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods prior to calendar year 2016 (which Seller retains the full and unfettered right to settle or compromise, and any refunds applicable to such period shall belong solely to Seller).

(b)    Seller shall cause all apartment units on the Property which become vacant more than fourteen (14) days prior to Closing to be in a “rent ready” condition, and to the extent that any such units are not in rent ready condition on the Closing Date, Purchaser shall receive a credit at Closing equal to Five Hundred and No/100 Dollars ($500.00) for each such unit not in “rent ready” condition. Two (2) Business Days prior to Closing, Seller and Purchaser (or their designated representatives) shall inspect the Property and agree upon the number of non “rent ready” units. The term “rent ready” shall mean: cleaned and prepared for occupancy for a new tenant, including the painting or cleaning of walls, the professional cleaning or replacement of carpets, and with all appliances in working condition, consistent with Seller’s Existing Practices.
(c)    Whenever in this Section 7.1.1 Seller is required to obtain Purchaser’s consent with respect to any proposed action or transaction, Purchaser shall, within five (5) Business Days after receipt of Seller’s receipt of request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller in writing of its disapproval within said five (5) Business Day period, Purchaser shall be deemed to have approved same.
7.1.2    Purchaser shall review the Contracts to determine, among other things, whether such Contracts are terminable, and to determine whether Purchaser desires to assume any of such Contracts. Not later than five (5) Business Days prior to the Closing Date, Purchaser shall deliver a notice to Seller setting forth which of such Contracts, if any, that Purchaser elects to have Seller attempt to terminate. Seller will deliver notices of termination at Closing canceling such Contracts as Seller is timely notified of by Purchaser. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, the Contracts (as identified on Schedule 1.8 hereto) pursuant to the Bill of Sale and Assignment and Assumption Agreement.
7.2    Governmental Notices. Promptly after receipt, Seller shall provide Purchaser with copies of any written notices that Seller receives with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property; or (iii) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default given or received by Seller under any of the Leases.
7.3    Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing that materially affects Seller or that materially affects the Property and that is instituted after the Effective Date.
7.4    Tradenames and Service Marks.
7.4.1    Purchaser hereby acknowledges and agrees that the name “Crescent”, any other trade name or service mark which includes the word “Crescent” or any other trade name or service mark of Seller or its members (hereinafter collectively referred to as the “Marks”), and each of them, are trade names and service marks of Crescent Communities, LLC; that the Marks, and each of them, are the sole and exclusive property of Crescent Communities, LLC, which owns all right, title, and interest in and to the Marks, and each of them; and that, by this Agreement, Purchaser shall acquire no ownership right or interest of any kind in or to the Marks, or any of them. Purchaser further acknowledges and agrees that any use by Purchaser of the Marks, or any of them, in any manner in connection with the Property or otherwise, will result in immediate and irreparable injury to Seller and its affiliates, including, Crescent Communities, LLC, and that Seller and/or its affiliates, including, Crescent Communities, LLC, shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser in the event of any such use of the Marks, or any of them, by Purchaser, or in the event of any other violation by Purchaser of this Section 7.4.1. Purchaser may continue to use “Gateway” in the name of the Property after Closing provided Purchaser does not use the “Crescent” name or any of the Marks; provided, however, nothing contained herein shall be deemed to be a warranty of Seller’s or Purchaser’s right to use such names.
7.4.2    Purchaser agrees to remove the “Crescent” name from the Property after Closing, including changes in signage, lease forms, and the like. Purchaser agrees to attach a substantial, temporary sign over the existing “Crescent” name or logo on all sign(s) within twenty-four (24) hours after Closing so that the word “Crescent” will not be visible. Purchaser shall keep such temporary signage in place until Purchaser installs permanent replacements of such signage, and Purchaser shall install such permanent replacement signage on or before the date that is thirty (30) days after Closing. All other signage on the Property containing the Crescent name or any of the Marks shall be promptly removed or replaced, but in any event, on or before the date that is thirty (30) days after Closing.
7.4.3    This Section 7.4 shall survive the Closing.
7.5    Surety and Maintenance Bonds.
7.5.1    Seller and/or its affiliates were required to provide surety and/or maintenance bonds in connection with the construction of the Property as specified on Schedule 7.5 hereto. As a condition to Seller’s obligation to close and consummate the transaction contemplated herein, Purchaser agrees that concurrently with the Closing Purchaser shall be required to provide substitute surety and/or maintenance bonds to replace the bonds attached hereto as Schedule 7.5 so that Seller will be able to have the existing surety and/or maintenance bonds returned to Seller on the Closing Date. Seller shall cooperate with Purchaser in coordinating the preliminary communication with the intended beneficiary or obligee with respect to the replacement of any such existing surety and/or maintenance bonds.
7.5.2    This Section 7.5 shall survive the Closing.
ARTICLE 8      CONDITIONS PRECEDENT TO CLOSING

8.1    Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.
8.1.1    Seller shall have performed and observed, in all material respects, all covenants of Seller under this Agreement.
8.1.2    Subject to the provisions of Section 8.4 below, all representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
8.2    Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute discretion:
8.2.1    Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.
8.2.2    All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
8.3    Failure of a Condition
8.3.1    In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other party of the condition or conditions which the Unsatisfied Party asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice, then the party whose condition precedent was not satisfied may terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser; provided, however, that if such failure of a condition is due to a default by one of the parties, the disposition of the Deposit shall be governed solely by Article 11 of this Agreement and not by this Section 8.3.1. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving notice thereof to Purchaser within such ten (10) Business Day period. Further, Purchaser shall have the right to waive the unsatisfied condition or conditions, by notice to Seller within five (5) Business Days after expiration of the applicable satisfaction period, without satisfaction having occurred, in which event the Closing Date shall be the date which is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice.

8.3.2    If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of Closing.
8.4    Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Effective Date and the Closing Date, except to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing; provided, however, that if on the Closing Date any such representations and warranties are not true and correct in all material respects or Seller has not performed all material covenants required to be performed by Seller pursuant to this Agreement, Purchaser shall have the option to: (A) waive all or any of such waived such representation, warranty or covenant and proceed with Closing; or (B) terminate Purchaser’s obligation to purchase the Property by written notice to Seller, whereupon Purchaser shall be entitled to a return of the Deposit.
ARTICLE 9      CLOSING

9.1    Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place at the office of Escrow Agent, via an escrow closing, on December 1, 2016 (with time being of the essence with respect thereto), or such earlier date as Seller and Purchaser may mutually agree upon in writing (the “Closing Date”). Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including but not limited to the settlement statement, and to deliver all such documents to the Title Company in escrow not later than the end of the Business Day immediately preceding the Closing Date in order to ensure the orderly and timely transfer of all funds necessary for Closing by not later than 1:00 p.m. (Eastern time) on the Closing Date.
9.2    Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:
9.2.1    Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:
9.2.1.1    Special Warranty Deed in the form of Exhibit C hereto (the “Deed”);
9.2.1.2    Bill of Sale in the form of Exhibit D hereto;
9.2.1.3    Assignment and Assumption Agreement in the form of Exhibit E hereto;
9.2.1.4    Letters to each tenant under the Leases in the form of Exhibit F hereto, notifying tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made in the manner set forth therein;
9.2.1.5    Settlement statement showing all of the payments, adjustments and prorations provided in Section 9.5 and otherwise agreed upon by Seller and Purchaser;
9.2.1.6    A current rent roll for the Property in substantially the form attached hereto as Schedule 1.4, certified by Seller as being true, correct and complete in all material respects as of the Closing Date;
9.2.1.7    Subject to Section 8.4, a certificate stating that each of Seller’s representations and warranties contained in this Agreement is true and correct in all material respects as of the Closing Date;

9.2.1.8    An affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;
9.2.1.9    A duly executed affidavit in a form customarily used for commercial real estate transactions in the State of Florida and which is acceptable to the Title Company, showing among other things that all debts for labor and materials in respect of the Property incurred by or on behalf of Seller have been paid in full and that there are no outstanding claims, suits, debts, rights of occupancy, encumbrances, liens or judgments against the Property, except matters approved or waived by Purchaser pursuant to Article III hereof;
9.2.1.10    Such organizational documents, resolutions, consents and authority documents evidence as is reasonably required by the Title Company to evidence the authority of Seller and those individuals acting on behalf of Seller to enter into this Agreement and consummate the transaction contemplated herein;
9.2.1.11    Such real property excise tax affidavits and any and all forms, affidavits and certificates required to be filed in connection with the imposition and/or payment of any and all applicable federal, state, county, municipal and other transfer taxes in connection with conveyance of the Property, in proper form for submission; and
9.2.1.12    Copies of notices of termination of such other service agreements and contracts that Purchaser elected to have terminated in accordance with Section 7.1.2.
9.2.2    Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of all items constituting the Property Information referenced in Article 4, along with all original plans, drawings, specifications, architectural documents, permits, authorizations, certificates of occupancy and governmental licenses for the Improvements or the Property to the extent the same are in Seller’s possession or control and not previously provided in conjunction with the Property Information.
9.2.3    Possession. Seller will deliver to Purchaser possession of the Property, subject to the Leases.
9.2.4    Keys. Seller will deliver to Purchaser all keys for the Property in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.
9.2.5    Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement.
9.3    Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:
9.3.1    Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:
9.3.1.1    Bill of Sale in the form of Exhibit D hereto;
9.3.1.2    Assignment and Assumption Agreement in the form of Exhibit E hereto;
9.3.1.3    Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.3.1.4    Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser; and
9.3.1.5    A certificate stating that each of Purchaser’s representations and warranties contained in this Agreement is true and correct.
9.3.2    Payment of Consideration. Purchaser shall pay to Escrow Agent by bank wire transfer of immediately available funds at Closing the Purchase Price in accordance with Article 2 of this Agreement (subject to the credits, prorations and adjustments provided hereby). The net closing proceeds due to Seller shall be wire transferred to such account or accounts as Seller may designate, and actually received in such account or accounts, not later than 2:00 p.m. (Eastern time) on the Closing Date (the “Wiring Deadline”), with time being strictly of the essence with respect thereto.
9.3.3    Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.
9.4    Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.
9.5    Costs and Adjustments at Closing.
9.5.1    Expenses. Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction, (b) one-half (1/2) of the escrow fee charged by Escrow Agent, (c) all charges and costs for all title examinations, title commitments and premiums for base owner’s title insurance policies, excluding the costs of any endorsements, (d) the recording charges for the Deed and any other documents to clear title and (e) documentary stamp or transfer taxes for recording the Deed. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) costs and expenses related to the updated Survey, (iii) the costs and expenses related to all of Purchaser’s due diligence studies and investigations, (iv) one-half (1/2) of the escrow fee charged by Escrow Agent, (v) all costs related to Purchaser’s financing of the Property (including, but not limited to, documentary stamp taxes and non-recurring intangible taxes in connection therewith), if applicable, and (vi) all charges and costs for any endorsements to the title insurance policies obtained by Purchaser and the costs of any lender’s title insurance policy obtained by Purchaser. Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Seminole County, Florida.
9.5.2    Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year in which the Closing occurs will be paid at or before Closing and prorated between Seller and Purchaser as of the Apportionment Time (as hereinafter defined) on the basis of actual bills therefor. Any and all rebates or reductions in taxes received subsequent to Closing for the calendar year in which Closing occurs, net of costs of obtaining the same (including without limitation reasonable attorneys’ fees) and net of any amounts due to tenants, shall be prorated as of the Apportionment Time, when received. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Apportionment Time. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Eastern time on the date immediately prior to the Closing Date.
9.5.3    Lease Security Deposits. At Closing, Seller shall pay to Purchaser, as a credit against the Purchase Price, an amount equal to all security deposits and other deposits held by Seller under the Leases (together with accrued interest thereon required by law or by the terms of the Leases), and thereafter Purchaser shall be solely obligated for the return of such security deposits and other deposits.

9.5.4    Rents. All rents and other costs or charges paid by tenants under the Leases shall be prorated as of the Apportionment Time, to the extent actually collected by Seller. With respect to any rent or charges that are delinquent prior to Closing, Seller shall have the right to pursue all rights and remedies against the tenants to recover such delinquencies; provided, however, that Seller shall not be entitled to dispossess such tenants. Purchaser shall promptly remit to Seller any rent or payments for any charges received by Purchaser subsequent to Closing which are attributable to periods prior to Closing; provided, however, that such amounts received from tenants after Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full. From and after Closing and for a period of sixty (60) days thereafter, Purchaser shall use commercially reasonable efforts to collect from the tenants all rents that are delinquent for the period prior to Closing (provided same shall be at no material cost to Purchaser and in no event shall Purchaser be required to institute any litigation in connection therewith).
9.5.5    Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing shall have not been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.
9.5.6    Contracts. All payments made or required under Contracts assumed by Purchaser shall be adjusted and apportioned as of the Apportionment Time. All advance incentive payments received by Seller in connection with the Contracts shall be prorated as of the Closing Date (excluding, however, any prepaid amounts, upfront fees, advance payments, signing bonuses or similar items paid to Seller or any predecessor-in-title to Seller with respect to any cable, communication or similar operational contract or agreement, which shall not be prorated and will be retained by Seller).
9.5.7    Certain Obligations under Developer’s Agreement with City of Altamonte Springs, Florida. The parties acknowledge and agree that the Permitted Exceptions include that certain Developer's Agreement and Grant of Cross Access Easement (the “Developer’s Agreement”) by and between GGT Crescent Gateway FL Venture, LLC, and the City of Altamonte Springs, Florida, recorded May 11, 2015 in Official Records Book 8467, Page 862, of the Public Records of Seminole County, Florida, which Agreement includes, among other obligations, certain obligations of the owner of the Property to participate in the pro-rata share of the cost for one or more traffic signals in the vicinity of the Property (the “Traffic Signalization Costs”). Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller agree that, as between Purchaser and Seller, (i) Seller shall be solely responsible to pay the Traffic Signalization Costs with respect to the traffic signal installed prior to the Effective Date at the intersection of Gateway Drive and Inspiration Avenue; and (ii) at Closing, Purchaser shall assume all obligations of Seller arising under the Developer’s Agreement from and after the Closing Date.
9.5.8    Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will obtain its own insurance coverage.
9.5.9    Closing Statement. Not later than two (2) Business Days prior to the Closing, Seller or its agents or designees shall prepare, and promptly thereafter, Seller and Purchaser shall jointly agree upon, a closing statement (the “Closing Statement”) that will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount shall be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing, as applicable. Not later than the date that is one hundred eighty (180) days after the Closing Date. Seller and Purchaser shall reprorate the adjustments and prorations provided for herein respecting any items that were not capable of being determined as of the Closing Date or that previously were wrongfully determined and need to be corrected and the manner in which such items shall be determined and paid. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Closing Statement shall be paid in cash by the party obligated therefor within five (5) Business Days following the reproration by Seller and Purchaser. The reproration agreed to by Seller and Purchaser not later than one hundred eighty (180) days after the Closing Date shall be conclusive and binding on the parties hereto except for any items that are not capable of being determined at the time such reproration has been made by Seller and Purchaser and shall be conclusive and binding on the parties hereto except for any items that are not capable of being determined at that time of reproration, which items shall be determined and paid promptly as soon as they are capable of being determined. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.
9.5.10    Survival. The provisions of this Section 9.5 shall survive Closing.
ARTICLE 10      DAMAGE AND CONDEMNATION

10.1    Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.
10.1.1    Minor Damage. If the cost of restoring and repairing the portion the damaged Property to substantially its present condition is equal to or less than three percent (3%) of the Purchase Price (as reasonably estimated by such independent consultant), then Purchaser shall have no right to terminate this Agreement and shall purchase the Damaged Property in its damaged condition and be fully responsible for repair thereto, and at the Closing, Seller shall assign to Purchaser (to the extent assignable) all rights of Seller in and to the net proceeds of property insurance (including net proceeds for rent loss coverage) currently maintained by Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of any deductible under such property insurance policy, but without any other claim or offset resulting from such destruction or damage; provided, however, that if the rights of Seller in and to such property insurance proceeds are not assignable to Purchaser, then Purchaser shall receive at Closing a credit against the Purchase Price in the amount of an independent third party good faith bid obtained from an independent consultant acceptable to by Purchaser and Seller for the restoration of the destruction or damage, less the amount of the insurance policy deductible credited as provided above.
10.1.2    Major Damage. If the cost of restoring and repairing the portion the damaged Property to substantially its present condition is more than three percent (3%) of the Purchase Price (as reasonably estimated by such independent consultant acceptable to Purchaser and Seller), then Purchaser shall have the option, to be exercised within ten (10) Business Days from the date of Purchaser's receipt of such estimate (or such shorter period as to permit Closing to occur not later than the Closing Date, time being strictly of the essence), to terminate this Agreement, in which event the Deposit paid shall be immediately refunded to Purchaser, and neither party hereto shall have any further duties, obligations or liabilities to the other, except as specifically provided herein. If Purchaser shall not elect to terminate this Agreement as provided in this Section 10.1.2, then this Agreement shall remain in full force and effect, and Purchaser shall purchase the Property in its damaged condition and be fully responsible for repair thereto, and at the Closing, Seller shall assign to Purchaser (to the extent assignable) all rights of Seller in and to the net proceeds of property insurance (including net proceeds of rent loss coverage) currently maintained by Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of any deductible under such property insurance policy, but without any other claim or offset resulting from such destruction or damage; provided, however, that if the rights of Seller in and to such property insurance proceeds are not assignable to Purchaser, then Purchaser shall receive at Closing a credit against the Purchase Price in the amount of an independent third party good faith bid obtained from an independent consultant acceptable to by Purchaser and Seller for the restoration of the destruction or damage, less the amount of the insurance policy deductible credited as provided above. Seller shall not negotiate for or agree to an award or settlement without the approval of Purchaser.
10.2    Condemnation and Eminent Domain. If at any time prior to the Closing Date, there shall be a taking by eminent domain proceedings or the commencement of any such proceedings, with respect to a Property (the “Taken Property”), Seller shall promptly give written notice thereof to Purchaser, and, if such taking by eminent domain proceedings would result in a Material Change in the Taken Property, Purchaser shall have the right, at Purchaser's sole option, to terminate this Agreement by giving written notice to Seller within ten (10) Business Days after Purchaser receives written notice of such proceedings, in which event the Deposit paid shall be immediately refunded to Purchaser, and neither party hereto shall have any further duties, obligations or liabilities to the other, except as specifically provided herein. A “Material Change” means a taking that would result in: (a) the Property not being in compliance with all laws, rules, and regulations, (b) a diminution in value of the Property or a cost to restore either Property of more than three percent (3%) of the Purchase Price of the Property allocated to the Taken Property as estimated by an independent consultant acceptable to Purchaser and Seller. If Purchaser does not so terminate this Agreement, the Purchase Price for the Property shall be reduced by the total of any awards or other proceeds received by Seller (directly or indirectly) with respect to any such taking, and at the Closing, Seller shall assign to Purchaser all rights of Seller in and to any awards or other proceeds payable by reason of any taking. Seller shall not negotiate for or agree to an award or settlement without the approval of Purchaser. The Closing Date shall be postponed, as required, in order for the parties to obtain an estimate of the diminution in value or cost to restore and for Purchaser to have the stipulated time to exercise its option to terminate.
ARTICLE 11      REMEDIES AND ADDITIONAL COVENANTS

11.1    Seller Default At or Before Closing. If Seller is in breach or default of any of its obligations or agreements hereunder when performance is required on or prior to the Closing Date, or if any of the representations contained in Section 6.1 should be false in any material respect (subject to the provisions of Section 8.4) and Purchaser shall become actually aware of same on or prior to the Closing Date and Purchaser shall not have waived its claims with regard to same pursuant to this Agreement, then Purchaser shall give Seller written notice of such breach or default on or prior to the Closing Date and Seller shall have ten (10) Business Days from the date of receipt of such notice to cure such breach or default and the Closing Date shall be extended accordingly. If Seller fails to cure such breach or default within such ten (10) Business Day period, then Purchaser shall have the right, at its sole option and as its sole remedy, and Purchaser hereby waives its right to pursue any other remedy at law or in equity, and as Purchaser’s sole and exclusive remedy, Purchaser shall either (i) to terminate this Agreement by written notice to Seller and the Escrow Agent, in which event the Deposit shall be returned to Purchaser, whereupon neither party shall have any further rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, or (ii) to pursue specific performance of the obligations of Seller hereunder. Notwithstanding the foregoing, if specific performance is unavailable due to Seller’s conveyance of the Property to a third party in default of any of its obligations under this Agreement, then in addition to Purchaser’s remedies available under (ii) in this Section 11.1, Seller shall also reimburse Purchaser for its reasonable verified out-of-pocket expenses actually incurred with third parties in connection with the transaction contemplated under this Agreement, not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00). As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such action for specific performance within thirty (30) days after the scheduled Closing Date. Purchaser agrees that its failure to timely commence such an action for specific performance within such thirty (30) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against the Property. In no event shall Purchaser seek, or Seller be liable for, any damages to Purchaser, including, without limitation, punitive or consequential damages.
11.2    Seller Default From and After Closing. Subject to the limitations set forth in Section 6.4 of this Agreement, if Seller is in breach or default of any of its obligations or agreements hereunder that survive the Closing when performance is required, including, without limitation, any obligations or agreements under the documents delivered at Closing by Seller pursuant to Section 9.2.1 of this Agreement, or if any of the Express Representations should be false in any material respect and Purchaser shall first become actually aware of same after the Closing Date, then Purchaser shall give Seller written notice of such breach or default of such obligation, agreement or representation hereunder prior to the expiration of the applicable survival period of such breach or default and Seller shall have thirty (30) days from the date of receipt of such notice to cure such breach or default. If Seller fails to cure such breach or default within such thirty (30) day period, and the reasonably estimated losses or damages sustained as a result of Seller’s failure or inability to perform any of its obligations, agreements or Express Representations hereunder exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00), then Seller shall be liable for the actual direct damages suffered by Purchaser due to such uncured breach or default from the first dollar of loss. Notwithstanding anything to the contrary contained herein, (i) in no event shall Seller be liable to Purchaser for damages in an aggregate amount in excess of Four Hundred Ninety-One Thousand and 00/100 Dollars ($491,000.00) (the “Cap Amount”), (ii) Seller’s inability to satisfy a condition of this Agreement shall not be considered a default by Seller hereunder unless such inability results from the breach of any of Seller’s representations set forth in Section 6.1 or the breach of Seller’s express covenants and obligations hereunder, and (iii) if Purchaser has knowledge of a default by Seller on the Closing Date and Purchaser elects to close the transaction contemplated herein, Purchaser shall be deemed to have irrevocably waived such default and Seller shall not have any liability with respect to such default.
11.3    Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser fails to consummate the purchase of the Property if and when required to do so under the terms of this Agreement, but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such failure. Consequently, if Purchaser fails to consummate the purchase of the Property on the Closing Date or fails to perform any of its other covenants in any material respect, or otherwise defaults in its obligations hereunder, then Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination, except that Seller shall have the right to pursue an action against Purchaser for Seller’s actual damages suffered on account of a default by Purchaser under Sections 5.1.2, 12.2, and 15.17 of this Agreement; provided, however, that nothing contained herein shall constitute a waiver by Seller of any damages, rights or remedies which may be available to Seller against Purchaser at law or in equity by reason of the indemnity, defense or hold harmless obligations of Purchaser to Seller as set forth in this Agreement (other than Purchaser’s failure to consummate the purchase of the Property on the Closing Date for which Seller shall be paid the Deposit in accordance with the immediately preceding sentence), all of which are hereby expressly reserved by Seller; provided, however, nothing contained herein shall entitle Seller to consequential or punitive damages or any other sums in excess of Seller’s actual damages.
11.4    Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form, along with any and all tests results and studies of the Property performed by or on behalf of

Purchaser pursuant to Article 5, excluding any confidential or proprietary information or financial modeling. The obligations of Purchaser under this Section 11.4 shall survive any termination of this Agreement.
ARTICLE 12      BROKERAGE COMMISSION

12.1    Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for Rosebud Properties (“Seller’s Broker”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction except for Hancock Real Estate Strategies (“Purchaser’s Broker”) and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Purchaser will be solely responsible for the payment of Purchaser’s Broker’s commission in accordance with the provisions of a separate agreement.
12.2    Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from and against any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing or earlier termination of this Agreement.
ARTICLE 13      NOTICES

13.1    Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.
13.2    Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) confirmed email (provided a copy of such notice is deposited with a nationally recognized overnight courier for next Business Day delivery), or (iv) by FedEx or a similar nationally recognized overnight courier service. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
13.3    Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	GGT Crescent Gateway FL Venture, LLC c/o Crescent Communities, LLC 227 W. Trade Street Suite 1000 Charlotte, NC 28202 Email: bnatwick@crescentcommunities.com
Attention: Brian J. Natwick, President Multifamily Division

With copies to:
Crescent Communities, LLC
3340 Peachtree Road NE
Suite 1560
Atlanta, GA 30326
Email: jcurran@crescentcommunities.com
Attention: Jay Curran

and:

GGT Gateway Holdings, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Email: mike.tetrick@cnl.com
Attention: Michael Tetrick

and:

GGT Gateway Holdings, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Email: tracey.bracco@cnl.com
Attention: Tracey Bracco, Esq., Assistant General Counsel

and:

Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway
Suite 1800
Atlanta, GA 30339
Email: szatcoff@hnzw.com
Attention: Sanford H. Zatcoff, Esq.

and:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue, Suite 800
Orlando, Florida 32801
Email: joaquin.martinez@lowndes-law.com
Attention: Joaquin E. Martinez, Esq.

As to Purchaser:	NIC GATEWAY ORLANDO, LLC 1033 Demonbreun Street Suite 630 Nashville, TN 37203 Email: ron@nicolinv.com Attention: Ron Johnson

With a copy to:
Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Email: ebowman@bradley.com
Attention: Emily H. Bowman

and:

Bradley Arant Boult Cummings LLP
100 S Ashley Drive, Suite 1300
Tampa, FL 33602
Email: wlittle@bradley.com
Attention: Walter "Chet" Little

As to Escrow Agent:	Fidelity National Title Insurance Company 2400 Maitland Center Pkwy Suite 200 Maitland, FL 32751 Email: sam.sobering@fnf.com Attention: Sam Sobering

Either party may from time to time by written notice to the other party designate a different address for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii), (iii) or (iv) of this Section 13.3. Anything contained in this Section 13.3 to the contrary notwithstanding, all notices may be executed and sent by the parties’ counsel, and any notice given by counsel to a party shall have the same effect as if given by such party.

ARTICLE 14      ASSIGNMENT

Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute discretion of the party whose consent has been requested. Seller hereby consents to an assignment at Closing by Purchaser of its interest in this Agreement to a wholly-owned subsidiary of Purchaser without further evidence of such subsidiary’s financial capability to consummate Closing hereunder, provided that such subsidiary shall assume, in writing (by execution of an assignment and assumption agreement satisfactory to Seller), all of Purchaser’s obligations under this Agreement.
ARTICLE 15      MISCELLANEOUS

15.1    Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.
15.2    Modifications. This Agreement may not be modified except by the written agreement of the parties.
15.3    Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4    Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.
15.5    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
15.6    Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of Florida (without reference to conflicts of laws principles).
15.7    Exhibits. All exhibits, attachments, schedules, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.
15.8    No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.
15.9    Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.
15.10    Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.
15.11    Business Days. “Business Day” means any day on which business is generally transacted by banks in the State of Florida. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.
15.12    No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.
15.13    Press Releases. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller except for any disclosure that may be required by law or applicable regulation to be made to any applicable governmental or quasi-governmental authorities or to the public. After the Closing has occurred, Seller and Purchaser shall each have the right to issue a press release regarding consummation of the transactions contemplated in this Agreement.
15.14    Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the non-prevailing party in such litigation shall pay the actual out of pocket costs and expenses and reasonable attorneys’ fees incurred by the prevailing party in connection with such action.
15.15    Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party to purchase or sell the Property.
15.16    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.
15.17    Confidentiality
15.17.1    Except as provided otherwise in this Section 15.17, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which may be granted or withheld in the sole discretion of the other party. However, each party consents to any disclosure of this Agreement which the other party reasonably believes is required by law, by the public disclosure obligations required by the U.S. Securities Exchange Commission, or which is recommended in good faith by counsel to such other party.
15.17.2    It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Notwithstanding the foregoing, Purchaser shall have the right to deliver such information to Purchaser’s potential investors and potential lenders, in each case on a need-to-know basis after the recipients have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 15.17. The aforementioned shall not preclude the disclosure to potential investors of the proposed purchase price, the net operating income of the Property and the approximate rate of return on the investment.
15.17.3    In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of this Section 15.17.
15.17.4    Notwithstanding any other provision of this Agreement, the provisions of Section 15.17 shall survive the termination of this Agreement for one (1) year following the Effective Date, but shall not survive Closing.
15.18    Jurisdiction and Service of Process. The parties hereto agree to submit to personal jurisdiction in the State of Florida in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of Florida and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates its counsel, Emily H. Bowman at Bradley Arant Boult Cummings LLP, as its agent for service of process in connection with any matter relating to this Agreement. The provisions of this Section 15.18 shall survive the Closing or the termination hereof.

15.19    Exculpation. Purchaser agrees that it does not have and will not have any claims or causes of action against the Seller Knowledge Individual or any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller's Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 15.19, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller's Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 15.19 shall survive the termination of this Agreement and the Closing.
15.20    Disclosures.
15.20.1    Section 404.056(6), Florida Statutes, requires the following notice to be provided with respect to the contract for sale and purchase of any building:
RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the Seminole County health department.
15.20.2    In accordance with the requirements of Section 553.996, Florida Statutes, the following notice is given to Purchaser:
ENERGY: Purchaser may have the energy efficiency of the building being purchased determined. Purchaser acknowledges receipt of a brochure notifying Purchaser of the option for an energy efficient rating on the Improvements. A copy of such brochure is available at http://www.floridabuilding.org/fbc/committees/energy/energybrochure-110602.pdf.

15.20.3    If applicable, pursuant to Section 161.57(2), Florida Statutes, Purchaser waives the right to obtain from Seller an affidavit with respect to, or a survey meeting the requirements of Chapter 472 of the Florida Statutes delineating, the location of the coastal construction control line on the Property.
15.21    1031 Exchange. Both parties recognize and understand that this transaction may be part of a contemplated "like kind" exchange for Purchaser under §1031 of the Internal Revenue Code (the "Purchaser's Exchange").  As such, Seller agrees to cooperate with Purchaser in effectuating the Purchaser's Exchange, which cooperation may include the execution of documents, and the taking of other reasonable action, as is reasonably necessary, in the opinion of Purchaser, to accomplish the Purchaser's Exchange; provided, however that Seller shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, the Purchaser's Exchange, nor shall Seller be required to extend the Closing or take title to any property except as otherwise set forth herein.  Purchaser expressly reserves the right to assign its rights, but not its obligations, hereunder to a qualified exchange intermediary, as Qualified Intermediary is provided in IRC Reg. 1.103l(k)-(l)(g)(4), on or before the relevant transfer of the property, as defined under state law.  The covenant contained in this Section shall survive the Closing and shall not be merged into any instrument of conveyance delivered at the Closing.

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the Effective Date.
SELLER:

GGT CRESCENT GATEWAY FL VENTURE, LLC, a Delaware limited liability company

By:	Crescent Gateway Venture, LLC, a Delaware limited liability company, its Operating Member

By:	Crescent Communities, LLC, a Georgia limited liability company, its sole manager

By: __/S/ JAY CURRAN___________________
Jay Curran, Vice President

PURCHASER:

NIC GATEWAY ORLANDO, LLC, a Delaware
limited liability company

By:    __/S/ RON JOHNSON_______________________
Name: __RON JOHNSON__________________________
Title:    __TREASURER____________________________

EXHIBIT A

Intentionally Omitted

EXHIBIT B

Intentionally Omitted

EXHIBIT C
Intentionally Omitted

EXHIBIT D

Intentionally Omitted

EXHIBIT E

Intentionally Omitted

EXHIBIT F

Intentionally Omitted

SCHEDULE 1.4

Intentionally Omitted

622482_1

SCHEDULE 1.5

Intentionally Omitted

622482_1

SCHEDULE 1.8

Intentionally Omitted

622482_1

SCHEDULE 1.9

Intentionally Omitted

622482_1

SCHEDULE 6.1.3

Intentionally Omitted

SCHEDULE 6.1.8

Intentionally Omitted

SCHEDULE 7.5

Intentionally Omitted